Exhibit 4.1

To:	Computershare Trust Company of Canada
100 University Avenue, 9th Floor
Toronto, ON M5J 2Y1

COMPLETE EITHER PART A OR PART B

You must be a registered shareholder to make an election on this form.

PART A    DIVIDEND REINVESTMENT ELECTION.

This election to participate is made in accordance with the provisions of the Amended and Restated Dividend Reinvestment Plan of Thomson Reuters Corporation (the “Plan”).

The undersigned holder of common shares of Thomson Reuters Corporation elects to enroll in the Plan and acknowledges having received a copy of the Plan (and if the shareholder is a resident of the United States, a copy of the prospectus registering the common shares issuable thereunder) and agrees that participation will be subject to the terms and conditions of the Plan.

Name of Registered Shareholder (please print)	Signature

Date

PART B    CURRENCY ELECTION.

If you do not elect to participate in the Plan, you will receive your dividends in cash payable in United States currency unless you indicate otherwise in sections 1 or 2 below. If you have previously elected to receive dividends in either Canadian or United Kingdom currency and now wish to receive dividends in United States currency, please complete section 3 below.

In order for your currency election provided in sections 1, 2 or 3 below to be effective in relation to a particular dividend, Computershare Trust Company of Canada (“Computershare”) must receive a completed form before the record date for that dividend. If you complete sections 1, 2 or 3 below, your election will remain effective until you notify Computershare otherwise.

1.              Notice of Election to Receive Dividends in Canadian Currency

The undersigned registered holder of common shares of Thomson Reuters Corporation elects to receive in Canadian currency any cash dividends paid on such shares. It is understood that the Canadian currency equivalent of such dividends will be calculated on the basis of the Bank of Canada noon rate of exchange quoted on the record date for each dividend.

Name of Registered Shareholder (please print)	Signature

Date

2.	Notice of Election to Receive Dividends in United Kingdom Currency

The undersigned registered holder of common shares of Thomson Reuters Corporation elects to receive in United Kingdom currency any dividends paid on such shares. It is understood that the United Kingdom currency equivalent of such dividends will be calculated on the basis of the noon buying rate in New York for cable transfers in United Kingdom currency as certified for customs purposes by the Federal Reserve Bank of New York quoted on the record date for each dividend.

Name of Registered Shareholder (please print)	Signature

Date

3.	Notice of Election to Receive Dividends in United States Currency
(for shareholders who have previously elected to receive dividends in
Canadian or United Kingdom currency only)

The undersigned registered holder of common shares of Thomson Reuters Corporation elects to receive in United States currency any cash dividends paid on such shares.

Name of Registered Shareholder (please print)	Signature

Date